Exhibit 10.1

EMPLOYMENT AGREEMENT

 This EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of June 4, 2010 by and between Bohai Pharmaceuticals Group, Inc., a Nevada corporation (the “Company”), and Gene Hsiao (the “Executive” and together with the Company, the “Parties”).

WHEREAS, the Company desires to employ, and the Executive has agreed to supply his service to the Company in the capacity of Chief Financial Officer, with duties encompassing the operations of the Company and the Company’s subsidiaries; and

WHEREAS, the Parties mutually intend to set forth herein the terms and conditions of the Executive’s employment with the Company.

NOW, THEREFORE, the Company and the Executive, each intending to be legally bound, hereby mutually covenant and agree as follows:

1、Employment and Term.

（a）Employment Effective on the Effective Date (as hereinafter defined), the Company hereby employs the Executive as Chief Financial Officer and the Executive hereby accepts such employment with the Company, in each case on and subject to the terms and conditions of this Agreement.

(b)Term.  This Agreement shall be effective on June 4, 2010 (the “Effective Date”).  Unless earlier terminated pursuant to the terms hereof, the term of the Executive’s employment under this Agreement (the “Term”) shall be Three (3) years commencing on the Effective Date and ending on June 4, 2013.  The Term may be extended only with the mutual agreement of the Company and the Executive.

2、Duties.

 (a) During the Term, the Executive shall serve as Chief Financial Officer of the Company, reporting to the Chief Executive Officer of the Company (the “Chief Executive Officer”), and shall perform duties consistent with the position of a chief financial officer of a U.S. publicly-listed corporation with operations in the People’s Republic of China.  Without limiting the generality of the foregoing, the Executive shall, under the supervision and direction of the Chief Executive Officer:

（i）Serve and execute all applicable documents, filings and reports as the principal accounting officer of the Company for purposes of the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) and, in connection therewith, be responsible, in coordination with the Company’s existing accounting personnel, for: (A) all accounting and financial reporting and controls of the Company and its wholly-owned subsidiaries and (B) all financial related disclosure controls of the Company and its wholly-owned subsidiaries;

 (ii)Oversee all aspects of the Company’s annual audit, including communications and interactions with the Company’s independent registered accounting firm, the of Board of Directors of the Company (the “Board”) or any designated audit committee thereof, the Chief Executive Officer and the Company’s outside legal counsel;

 (iii)Oversee the preparation and filing the Company’s annual and quarterly financial statements and related SEC reports (including the Management’s Discussion and Analysis of Financial Condition and Results of Operations contained therein) in conformance with all SEC rules and regulations and generally accepting accounting principles (“GAAP”) of the United States of America;

 (iv)Oversee the conversion of the Company’s financial statements from Chinese GAAP to U.S. GAAP;

(v)Design and implement Sarbanes-Oxley Act, ensure the corporate internal governance  in compliance with the relevant provisions of the U.S. securities laws and applicable stock market regulations.

(vi)Work with the Company’s other accounting and finance personnel to implement the finance function of the Company, including the preparation or review of budgets, projections and financial analyses；

(vii)Assist the Company in its communications with the SEC and all other applicable   regulatory authorities; and

 (viii)Assist company’s executives to preparation and implement  of a strategic acquisition program and provide supports for the Company’s acquisition initiatives.

(ix)During the Employment Term, the Executive shall lead and coordinate the Company’s investor relations activities which shall include, but is not limited to, communications with investors, analysts and media, and the Company’s public disclosure, and shall implement and monitor the corporate governance of the Company in compliance with the applicable laws and regulations. The Executive shall work in conjunction with other members of the executive management team to support the Company’s business growth.

(iix)Assist the Chief Executive Officer in communications with the investment community.  Prepare road show for the company or introduce the company to potential investors at meetings, promote stock price .

(b) The Executive shall devote his entire business time and best skills and efforts (reasonable sick leave and vacations as described below excepted) to the performance of his duties under this Agreement.  The Executive shall regularly (and no less frequently that weekly) report to the Chief Executive Officer on all of his activities and shall maintain close and regular contact with the Company’s accounting and finance personnel.

(c) Executive further agrees that he will, without any additional compensation thereof, serve in such executive officer capacities with respect to the Company and any present or future subsidiaries and affiliated corporations and divisions as may from time to time be reasonably designated by the Chief Executive Officer or the Board.

(d) During the Employment Term (as defined in Section 2 below), the Executive shall be based in the United States and shall he expected to travel extensively between and within China and the United States. In the event that the Executive is required by the Company to be relocated to China at any time during the Employment Term, the Company shall provide the Executive with necessary allowance and full coverage of all the costs in connection with the relocation.

3、Base Salary.

(a)For services performed by the Executive for the Company pursuant to this Agreement, during the Term, the Company shall pay the Executive a base salary (“Base Salary”) which shall initially be at the rate of One Hundred And Twenty Thousand (US$120,000) Dollars per year, of which thirty thousand (US$30,000) dollars will be paid by the end of each quarter. The Executive’s Base Salary shall he subject to annual review by the Board (or a committee thereof).

(b)Any compensation (including bonus) which may be paid to the Executive under any additional compensation or incentive plan of the Company or which may be otherwise authorized from time to time by the Board (or an appropriate committee thereof) shall be in addition to the Base Salary to which the Executive shall be entitled under this Agreement.

4、 Other Benefits.

In addition to the base salary to be paid to the Executive pursuant to Section 3 hereof, the Executive shall also be entitled to the following:

（a）Employee Shares ..The Company shall pay the Executive a maximum of 120,000 shares which shall vest on a year basis at the rate of 40,000 shares each year, provided that the Executive is employed by the Company on such date.  The first installment shall be issuable on June 4, 2011.  In order for the employee shares to vest, the Executive must remain employed by the Company.  In the event that this Agreement or Executive’s employment terminates or ceases for any reason, then all employee shares that are not vested shall immediately terminate.  All employee shares that are vested at the Date of Termination (as defined below) must be exercised within thirty (30) days of the Date of Termination.

 (b) Bonus; Participation in Plans.

 (i)Executive shall be eligible for any annual incentive bonus opportunity offered   by the Company to executive officers of the Company at Executive’s level.  The amount of this bonus, as well as the criteria necessary to earn a bonus, may be changed at any time by the Company and shall be within the sole discretion of the Board. All bonuses paid pursuant to this Agreement will be subject to applicable withholdings and deductions.  In the event of any conflict between this Agreement and any incentive bonus plan adopted by the Company for its officers and employees, this Agreement shall control.

 (ii)The Executive shall also be entitled to participate in any benefit plans which shall be created by the Company from time to time.  The foregoing does not in any way limit the Company’s right to amend or terminate any benefit plan at any time in its discretion.

 (c)Vacation.  The Executive shall be entitled to vacation of a maximum of  two weeks per year upon prior notice to the Chief Executive Officer and otherwise in accordance with the Company’s policies applicable to senior executives., which vacation may be taken at such times as the Executive elects with due regard to the needs of the Company. The Executive will also be entitled to paid time off for all holidays recognized by the Company and for sick days and personal days in accordance with the Company’s policies

 (d) Expense Reimbursement.  The Company shall pay or reimburse the Executive, upon a proper accounting, presentation of appropriate documentation for reasonable business expenses and disbursements incurred by him in the course of the performance of his duties under this Agreement in accordance with the normal policy of the Company for senior executives. All in accordance with the Company’s expense reimbursement policy applicable to senior executives from time to time in effect

5、Agreements of the Employee.

In order to induce the Company to enter into this Agreement, the Executive hereby agrees as follows:

（a）No Other Agreements.  Executive hereby represents and warrants to the Company that the entry into of this Agreement by Executive and Executive’s employment by the Company does not and will not conflict with, violate or breach: (i) any agreement or instrument to which Executive is a party or is otherwise bound, including any employment, non-competition, confidentiality or similar agreement or (ii) any law, rule, regulation, order, judgment, injunction, decree or other restriction of any United States or Chinese court or governmental body.

(b)Confidentiality.

(i)The Executive acknowledges that by virtue of his employment hereunder he will have access to Confidential Information (as defined below) of the Company and that the communication of such Confidential Information to third parties could irreparably injure the business of the Company.  Accordingly, the Executive agrees that, during the Term and following the termination of this Agreement or Executive’s employment with the Company or any reason: (A) he will treat and safeguard as strictly confidential and secret all Confidential Information received by him at any time and (B) he will not disclose or reveal any of the Confidential Information to any third party whatsoever or use the Confidential Information except as required in the ordinary course of performing duties hereunder and in no manner harmful to or competitive with the Company.

 (ii)For purposes of the Agreement, “Confidential Information” shall include, but not be limited to, all non-public information of the Company or its subsidiaries and affiliates that Executive may produce, obtain or otherwise learn of during the Term or otherwise regarding, pertaining or relating to the Company’s and its affiliates: (A) strategies, analysis, concepts, ideas, or plans; (B) operating and manufacturing processes or techniques; (C) demographic, trade area and competition related information; (D) prospective site locations; (E) intellectual property, formulas, discoveries, know-how, improvements, developments, drawings, designs, techniques, specifications, procedures and methods; (F) machinery and devices; (G) forecasts and projections; (H) new products, research data, reports or records (including computer records); (I) marketing or business development plans, strategies, analysis, concepts or ideas; (J) contracts, agreements and arrangements; (K) financial information about or proprietary to the Company, including, but not limited to, unpublished financial statements, budgets, projections, and costs; (L) pricing; (M) personnel information; and (N) any and all other trade secrets, trade dress, or proprietary information, and all concepts or ideas in or reasonably related to the Company’s business.

 (iii)Upon termination of his employment with the Company, the Executive shall return to the Company all documents, photographs, recorded or memory devices, papers and other property relating to the Company, containing Confidential Information, together with any copies thereof, and shall not retain any copies (either hard copy or electronic) of any Confidential Information.

(c)Assignment of Inventions and Moral Rights.

 (i)Executive hereby assigns and transfers to the Company, on a perpetual, worldwide and royalty-free basis, Executive’s entire right, title and interest in and to all Inventions.  As used in this agreement, the term  “Inventions” shall mean all intellectual property, ideas, improvements, designs, discoveries, developments, drawings, notes, documents, information and/or materials, whether or not patentable and whether or not reduced to practice, made or conceived by Executive (whether made solely by Executive or jointly with others) which occur or are conceived during the period in which Executive is employed by or performs services for the Company or result from any task of any nature assigned to or undertaken by Executive or any work performed by Executive for or on behalf of the Company or any of its affiliate.

ii) Executive hereby irrevocably transfers and assigns to the Company any and all Moral Rights that Executive may have in any Inventions.  Executive also hereby forever waives and agrees never to assert against the Company, its successors or licensees any and all Moral Rights which Executive may have in any Inventions, even after termination of Executive’s employment with the Company.  For purposes of this Agreement, the term “Moral Rights” means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty.

 (d)Records. All papers, books and records of every kind and description relating to the business and affairs of the Company, or any of its affiliates (including computer records) , whether or not prepared by the Executive, shall be the sole and exclusive property of the Company, and the Executive shall surrender the same to the Company upon termination of this Agreement or otherwise at any time upon request by the Chief Executive Officer of the Company.

 (e)Covenant against Competition.  In consideration of the Company’s agreement to employ the Executive and enter into this Agreement, the Executive agrees that during the period of Executive’s employment with the Company and terminating twelve (12) months after the Date of Termination, Executive shall not, directly or indirectly, either alone or in association with others, without the prior written approval of the Company:

 (i)           Engage in a Competing Business in the Territory (as those terms are defined below), whether as a sole proprietor, partner, corporate officer, employee, director, shareholder, consultant, agent, independent contractor, trustee, or in any other manner by which Executive holds any beneficial interest in a Competing Business, derives any income from any interest in a Competing Business, or provides any service or assistance to a Competing Business. Executive shall not, directly or indirectly, without the prior written consent of the Company, provide employment to any business, individual, partner, firm, corporation, or other entity that competes with any business conducted by the Company or any of its subsidiaries or affiliates on the date of the Executive’s termination of employment or within one year of the Executive’s termination of employment in the geographic locations where the Company and its subsidiaries or affiliates engage or propose to engage in such business (the “Business”). Nothing herein shall prevent the Executive from having a passive ownership interest of not more than 3% of the outstanding securities of any entity engaged in the Business whose securities are traded on a national securities exchange “Competing Business” shall mean any business that produces and distributes over-the-counter or prescription pharmaceuticals, products or remedies based on Traditional Chinese Medicine or otherwise engages in any business conducted or under development by the Company at any time during the Term.  “Territory” shall mean anywhere in the People’s Republic of China, including the Hong Kong Special Administrative Region and the Macau Special Administrative Region;

(ii)Contact or solicit, or direct or assist others to contact or solicit, for the purpose of promoting any person’s or entity’s attempt to compete with the Company or any of its affiliates, in any business carried on by the Company or any of its affiliates during the period in which Executive was employed by the Company, any customers, suppliers, independent contractors, vendors, or other business associates of the Company or any of its affiliates that were existing or identified prospective customers, suppliers, independent contractors, vendors, or business associates during such period, or otherwise interfere in any way in the relationships between the Company or any of its affiliates and their customers, suppliers, independent contractors, vendors, and business associates;

(iii)in any manner whatsoever, request, solicit, encourage or assist any employee, officer or director of the Company to terminate their relationship with the Company or any of its affiliates, or join with any of them before or after the termination by any of them of any such relationship in any direct or indirect capacity in any Competing Business, or

(iv) seek or attempt to do any of the foregoing.

(f)Disparaging Statements.  At all times during and after Executive’s employment, Executive shall not either verbally, in writing, electronically or otherwise: (i) make any derogatory or disparaging statements about the Company, any of its affiliates, any of their respective officers, directors, shareholders, employees and agents, or any of the Company’s current or past customers or employees, or (ii) make any public statement or perform or do any other act prejudicial or injurious to the reputation or goodwill of the Company or any of its affiliates or otherwise interfere with the business of the Company or any of its affiliates.

(g)Enforcement. The Executive acknowledges and agrees that the covenants contained herein are reasonable, that valid consideration has been and will be received  and that the agreements set forth herein are the result of arms-length negotiations between the parties hereto.  The Executive recognizes that the provisions of this Section 5 are vitally important to the continuing welfare of the Company and its affiliates and that any violation of this Section 5 could result in irreparable harm to the Company and its affiliates for which money damages would constitute a totally inadequate remedy.  Accordingly, in the event of any such violation by the Executive, the Company and its affiliates, in addition to any other remedies they may have, shall have the right to institute and maintain a proceeding to compel specific performance thereof or to obtain an injunction or other equitable relief restraining any action by the Executive in violation of this Section 5 without posting any bond therefore or demonstrating actual damages, and Executive will not claim as a defense thereto that the Company has an adequate remedy at law or require the posting of bond .  If any of the restrictions or activities contained in this Section 5 shall for any reason be held by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, such restrictions shall be construed so as thereafter to be limited or reduced to be enforceable to the extent compatible with the applicable law; it being understood that by the execution of this Agreement the parties hereto regard such restrictions as reasonable and compatible with their respective rights.  Executive acknowledges that injunctive relief may be granted immediately upon the commencement of any such action without notice to Executive and in addition Company may recover monetary damages.

(h)Separate Agreement.  The Parties further agree that the provisions of Section 5 are separate from and independent of the remainder of this Agreement and that Section 5 is specifically enforceable by the Company notwithstanding any claim made by Executive against the Company.  The terms of this Section 5 shall survive termination of this Agreement.

(i)Further Assurances. In connection with this Agreement, Employee will execute, acknowledge and deliver to the Company or its nominee upon request and at the Company’s expense all such documents, including applications for patents and copyrights and assignments of all Inventions, patents and copyrights to be issued therefore, as the Company may determine necessary or desirable to apply for and obtain letters patent and copyrights on all Inventions in any and all countries and/or to protect the interest of the Company or its nominee in Inventions, patents and copyrights and to vest title thereto in the Company or its nominee.

6、Termination.

The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

（a）Death or Disability.  Except to the extent otherwise expressly stated herein, including without limitation, as provided in Section 7(a) with respect to certain post-Date of Termination payment obligations of the Company, this Agreement shall terminate immediately as of the Date of Termination in the event of the Executive’s death or in the event that the Executive becomes disabled.  “Disability” shall mean the inability of Executive effectively to substantially provide the services hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than three (3) months.  At any time and from time to time, upon reasonable request therefore by the Company, the Executive shall submit to reasonable medical examination(s) for the purpose of determining the existence, nature and extent of any such disability.  The Company shall promptly give the Executive written notice of any such determination of the Executive’s disability and of the decision of the Company to terminate the Executive’s employment by reason thereof.  In the event of disability, until the Date of Termination, the Base Salary payable to the Executive shall be reduced dollar-for-dollar by the amount of disability benefits, if any, paid to the Executive in accordance with any disability policy or program of the Company or applicable law.

(b)Notification of Discharge or Resignation.  In accordance with the procedures hereinafter set forth: (i) the Company may discharge the Executive from his employment hereunder (A) immediately for Cause or (B) for any other reason or no reason on thirty (30) days prior written notice to the Executive, and (ii) the Executive may voluntarily resign from his employment for any reason or no reason on sixty (60) days prior written notice to the Company.  Any discharge of the Executive by the Company or resignation by the Executive shall be communicated by a Notice of Termination to the Executive (in the case of discharge) or the Company (in the case of resignation).  For purposes of this Agreement, a “Notice of Termination” means a written notice which: (i) indicates the intention to terminate this Agreement and (ii) if the termination is by the Company for Cause, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment.

7、Obligations of the Company and Executive Upon Termination.

（a）Discharge for Cause, Death or Disability or Upon Resignation.  In the event of: (i) a discharge of the Executive for Cause, (ii) a resignation by the Executive or (iii) in the event this Agreement terminates pursuant to Section 6(a) by reason of the death or disability of the Executive:

(i)the Company shall pay all Accrued Obligations to the Executive, or to his heirs or estate in the event of the Executive’s death, in a lump sum in cash within thirty (30) days after the Date of Termination; and

(ii) the Executive, or his beneficiary, heirs or estate in the event of the Executive’s death, shall be entitled to receive all benefits accrued by him as of the Date of Termination under all other qualified and nonqualified retirement, pension, profit sharing and similar plans of the Company in such manner and at such time as are provided under the terms of such plans and arrangements; and

(iii) all other obligations of the Company hereunder shall cease forthwith and the Executive shall be entitled to no further compensation, remuneration or other benefits from the Company.

(b)Discharge without Cause. If the Executive is discharged other than for Cause:

(i)The Company shall pay to the Executive a one-time severance payment equivalent to three months of Base Salary within thirty (30) days after the date of termination, and all other obligations of the Company hereunder shall cease forthwith and the Executive shall be entitled to no further compensation, remuneration or other benefits from the Company.

(c)Definitions.  For purposes of this Section 6 and for Section 7 hereof, the following capitalized terms shall have the meanings set forth below

(i)“Accrued Obligations” shall mean any fees and any reasonable and necessary business expenses incurred by Executive in connection with his services (less any applicable withholdings and deductions), all due and payable to him through the Date of Termination.

(ii)“Cause” shall mean (A) the Executive’s theft, unauthorized appropriation or embezzlement of money or property of the Company; (B) the Executive’s intentional perpetration, participation in or attempted perpetration of fraud or other willful misconduct on the Company or its subsidiaries or affiliates; (C) the Executive’s intentional and material failure to perform any of his duties under this Agreement, after written notice specifically setting forth the failure(s) and providing thirty (30) days to cure such failure.  Notwithstanding the foregoing, after the Company in good faith has sent two (2) such notices in the aggregate during the Term, the Company will no longer be required to send notice and, upon the subsequent occurrence of any of the omissions or commissions described in this Section 6(d)(ii) the Company then may discharge Executive for “Cause”; (D) the Executive’s indictment for any felony crime; (E) any conduct by the Executive of activities which are or have the reasonable potential to be injurious to the Company or its reputation; (F) the Executive’s use of illegal drugs or the excessive use of alcohol which materially interferes with the performance of his obligations under this Agreement, and continues after written warning; or (G) the Executive’s commission of any willful or intentional act which materially injures the reputation, business or any business relationship of the Company or its employees.

 (iii)“Date of Termination” shall mean: (A) in the event of a discharge of the Executive by the Company for Cause, the date the Company validly delivers a Notice of Termination, or any later date specified in such Notice of Termination, as the case may be, (B) in the event of a discharge of the Executive without Cause, the date which is thirty (30) days following the date the Company validly delivers a Notice of Termination, or any later date specified in such Notice of Termination, as the case may be; (C) in the event of a resignation by the Executive, the date which is sixty (60) days following the date the Executive validly delivers a Notice of Termination; (D) in the event of the Executive’s death, the date of the Executive’s death, and (E) in the event of termination of the Executive’s employment by reason of disability pursuant to Section 6(a), the date the date the Company validly delivers a Notice of Termination.

8、Indemnification.

The Company shall indemnify and hold the Executive harmless to the fullest extent permitted by applicable law in connection with any claim, action, suit, investigation or proceeding arising out of or relating to performance by the Executive of services for, or action of the Executive as an officer or employee of the Company, or of any other person or enterprise at the request of the Company.  The Company shall also pay all judgments, awards, settlement amounts and fines associated with the foregoing.  Legal cost and expenses incurred in defending a claim, action, suit or investigation or criminal proceeding shall be paid by the Company in a timely manner in advance of the final disposition thereof upon the receipt by the Company of an undertaking by or on behalf of the Executive to repay said amount unless it shall ultimately be determined that the Executive is entitled to be indemnified by the Company for such legal fees and related costs; provided, however, that this arrangement shall not apply to: (i) a non-derivative action commenced by the Company against the Executive or (ii) any matter attributable to actions taken by Executive in bad faith, for purposes other than the best interest of the Company or resulting from the Executive’s willful misconduct.  The foregoing shall be in addition to any indemnification rights the Executive may have by law, charter, by-law or otherwise.  Company shall have the right to select counsel to defend the Executive, subject to Executive’s approval, which approval shall not be unreasonably withheld.  If the Company assumes responsibility for the defense of an action brought against the Executive, the Executive: (i) may not agree to any settlement without the Company’s prior written approval and (ii) will fully cooperate with the Company’s efforts in defense of the matter.

9、Binding Effect. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the successors and assigns of the Company.

10、Notices. All notices, requests, demands and other communications provided in connection with this Agreement shall be in writing and shall be deemed to have been duly given at the time when hand delivered, delivered by express courier, or sent by facsimile transmission (with receipt confirmed by the sender’s transmitting device) in accordance with the contact information provided below or such other contact information as the parties may have duly provided by notice.

if to the Company

c/o Yantai Bohai Pharmaceuticals Group Co. Ltd.
No. 9 Daxin Road, Zhifu District
Yantai, Shandong Province, China
Attention: Hongwei Qu
Fax Number: +86-0535-6763559

With a copy to

Ellenoff Grossman & Schole LLP 150 East 42nd Street, 11th Floor New York, NY 10017 Attention: Barry I. Grossman, Esq. Fax Number: (212) 370-7889

if to the Executive

[INSERT ADDRESS AND FAX NUMBER]

or such other address as may be designated in writing hereafter, in the same manner, by such Party.

11、Assignment.  This Agreement may be assigned by the Company to any Affiliate engaged in the Business or to a purchaser of all or substantially all of the assets of the Company.  No payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

12、Execution in Counterparts. This Agreement may be executed in several counterparts each of which shall be deemed an original by when taken together shall constitute one and the same instrument, and each of which will be deemed an original, but all of which together will constitute one and the same instrument.  This Agreement may be delivered by the Parties by facsimile or other electronic transmission.

13、Governing Law. This Agreement shall be governed in all respects and for all purposes by the internal laws of the State of New York without the effect of the principles of conflicts of law.

14、Severability.  If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement, which shall remain in full force and effect and the parties will act in good faith to seek to amend this Agreement so as to render the invalid or unenforceable provisions valid and enforceable while retaining the original intent and meaning of such provision to the maximum extent possible.

15、Prior Understandings. This Agreement embodies the entire understanding of the parties hereof, and supersedes all other oral or written agreements or understandings between them regarding the subject matter hereof.  No change, alteration or modification hereof may be made except by writing, signed by each of the Parties.  The headings in this Agreement are for convenience and reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.

16、Waivers. No waiver of any provision of this Agreement will be effective unless in writing and signed by the party to be charged therewith.  No single waiver shall constitute a subsequent waiver of the same or any other provision hereof.

17、WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state, local and foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.

18、Interpretation.  This Agreement has been subject to negotiation by the Parties with the assistance of counsel and shall not be interpreted by or for either of them by reason of authorship.  All Section headings used in this Agreement are for convenience of reference only and shall have no legal effect in the interpretation of this Agreement.

19、Amendment.   No amendment or modification of the terms of this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by Executive and the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

COMPANY

BOHAI PHARMACEUTICALS GROUP, INC.

By:	/s/ Hongwei Qu
Name: Hongwei Qu
Title: Chief Executive Officer

EXECUTIVE

/s/ Gene Hsiao
Gene Hsiao

[Signature Page to Employment Agreement]